EXHIBIT 21.1

SUBSIDIARIES

As of November 30, 2011, the following were the Registrant's significant operating Subsidiaries:

Name: Finder Plata S.A. de C.V.

Country of Organization: Mexico

Percent Ownership by Registrant: 99.99% by Sonora Resources Corp.